UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange

Act of 1934

Date of Report (Date of Earliest Event Reported):

April 3, 2014

MEASUREMENT SPECIALTIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666

(Address of principal executive offices) (Zip Code)

(757) 766-1500

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2014, the previously-announced retirement of Steve Smith as Chief Operating Officer of Measurement Specialties, Inc. (the “Company”) became effective. The Company and Mr. Smith currently expect Mr. Smith to continue working for the Company through July 2015.

On April 3, 2014, the Company promoted Joe Gleeson, its Regional Director of Operations – Europe, as Chief Operating Officer and a direct report to Frank Guidone, Chief Executive Officer.

Prior to his appointment as Chief Operating Officer of the Company, Mr. Gleeson, age 39, held the position of Regional Director of Operations – Europe since May 2010. Mr. Gleeson joined the Company through its 2006 acquisition of BetaTHERM, a designer and manufacturer of precision thermistors and customized probes used for temperature sensing, where he held operational and engineering management roles since 2001. Mr. Gleeson held process engineering positions with both Hewlett Packard and Leoni from 1997 to 2000. He holds a bachelor degree in production engineering from University of Limerick (Ireland).

In connection with his appointment as Chief Operating Officer of the Company, Mr. Gleeson, the Company and MEAS Ireland Limited (“MEAS Ireland”), a wholly-owned subsidiary of the Company, entered into an Employment Agreement dated April [3], 2014 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Thomson will receive an annual base salary of EURO 158,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee of the Company. Mr. Gleeson will be eligible for an annual bonus of up to 50% of his annual salary based on minimum company and individual performance standards to be determined on an annual basis by the Compensation Committee.

The Employment Agreement provides that upon the termination of employment by the Mr. Gleeson for good reason, or termination of employment by MEAS Ireland other than for cause (as such events are described in the Employment Agreement), Mr. Gleeson will be entitled to receive (i) a Severance Payment (as defined below), (ii) a pro-rata portion of his annual bonus earned for the fiscal year of termination, the amount of which will be (A) the amount determined by the Compensation Committee based on actual performance of the Company and such Employee for the fiscal year, to be paid in a lump sum as soon as practicable after determination of the Annual Bonus consistent with the Company’s normal bonus determination practices, or (B) if such termination occurs coincident with or within 24 months after a change in control (as such term is defined in the Employment Agreements), a pro rata portion of the target bonus in effect at the time of such termination, to be paid in a lump sum within 20 business days after such termination, and (iii) full vesting of all outstanding unvested equity awards with respect to which the vesting is conditioned solely upon continued service for a specified period, or if such termination occurs coincident with or within 24 months after a change in control full vesting of all outstanding unvested equity awards inclusive of time-based and performance-based equity awards. The Employment Agreement provides that the Severance Payment amount for Mr. Gleeson is 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of 12 months in accordance with the Company’s payroll practices then in effect, or 150% of the sum of his annual salary and target bonus in effect at the time of such termination if such termination occurs coincident with or within 24 months after a change in control, in each case to be paid in equal installments over the course of 18 months in accordance with the Company’s payroll practices then in effect.

The description of the Employment Agreement set forth above is qualified in its entirety by the full text of the Employment Agreement, a copy of which is filed herewith as Exhibits 10.1, and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Executive Employment Agreement, dated April 3, by and between Measurement Specialties, Inc., MEAS Ireland Limited and Joe Gleeson
99.1	Press release issued by Measurement Specialties, Inc., dated April 8, 2014.

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date: April 8, 2014